Exhibit 10.1

GSE HOLDING, INC.

CONSULTING AND TRANSITION AGREEMENT

This Consulting and Transition Agreement (the “Agreement”), dated as of September 27, 2012 (the “Effective Date”), is by and between William F. Lacey (“Executive”) and GSE Holding, Inc., a Delaware corporation (the “Company”).

WHEREAS, on August 3, 2012, the Company announced that Executive would resign from his position as Executive Vice President and Chief Financial Officer of the Company, which the parties have agreed will be effective as of the Effective Date; and

WHEREAS, the Company desires to continue to engage the Executive as an employee for the benefit of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for the promise and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and Company enter into this Agreement on the following terms and conditions:

1.          Resignation. The Executive acknowledges and agrees that effective as of and after the Effective Date, except as otherwise specifically provided herein and in Section 5(a), the Executive will not represent, himself as being a director, principal, or officer of the Company or of its subsidiaries or affiliates (collectively with the Company, the “Company Group”) for any purpose. Effective as of the Effective Date, the Executive resigned (and will be deemed to have resigned without any further action by the Executive) from all of the Executive’s positions with the Company Group (and as a fiduciary of any benefit plan of the Company Group), including without limitation, Executive Vice President and Chief Financial Officer of the Company, other than as an employee of the Company. The Executive shall execute such additional documents as requested by the Company to evidence the foregoing.

2.          No Other Compensation. The Executive acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company Group to the Executive as of Effective Date, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the agreements specified in Section 9 or any other alleged written or oral employment agreement, policy, plan or procedure of the Company Group and/or any alleged understanding or arrangement between the Executive and the Company Group.

3.          Release.

(a)          General. In consideration for the payment and benefits to be provided and paid to or executed on behalf of the Executive pursuant to this Agreement, including the amounts and benefits described in Section 5(c), the Executive, and for the Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and the Company Group and their past, present and future parent entities, direct and indirect subsidiaries, divisions, affiliates and related entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, managers, officers, fiduciaries, attorneys, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company Group or in their individual capacities (collectively, the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Executive ever had, now has, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which the Executive signs this Agreement.

(b)          Scope of Release. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of the Executive’s employment and/or the Executive’s separation from that employment, including, but not limited to: (i) any claim under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Equal Pay Act, the Older Workers Benefit Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, and all other federal, state or local civil rights, retaliation, discrimination or labor laws; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of: (x) claims that may arise after the date on which the Executive signs this Agreement, (including the right to enforce the terms of this Agreement,) (y) any insurance and/or indemnity rights the Executive may be entitled to by law or under the by-laws or charter of any member of the Company Group and any rights Executive may be entitled to pursuant to the Indemnification Agreement, dated December 14, 2011, by and between Executive and the Company (the "Indemnification Agreement"), which agreement shall continue in full force and effect notwithstanding any provision of this Agreement to the contrary, and (z) claims that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, subject to Section 3(c) below.

(c)           Complete Bar of Claims. The Executive acknowledges and agrees that by virtue of the foregoing, the Executive has waived all relief available to the Executive (including, without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Section 3. Therefore, the Executive agrees that the Executive will not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. The Executive expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims. The Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims. The Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Agreement that is filed or instigated by him or on his behalf with any agency, court, or other government entity.

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(d)          No Admission. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Entities pursuant to this Agreement, are not and shall not be construed to be an admission of any violation of any federal, state, or local statute or regulation, or of any duty owed by the Company or any of the Company Entities to the Executive.

(e)          Acknowledgements. The Executive acknowledges and agrees that (i) he is waiving all rights to sue or obtain equitable, remedial, or punitive relief from any or all Company Entities of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees, and any form of injunctive relief, (ii) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled, (iii) he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement, (iv) he does not waive rights or claims that may arise after the date this Agreement is executed, (v) at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal, or foreign court, or before any local, state, federal, or foreign administrative agency or other tribunal, any charge, claim, or action of any kind, nature, and character whatsoever (a “Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Entities which is based in whole or in part on any matter referred to in this Section 3; and, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, the Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum, (vi) he hereby grants the Company his perpetual and irrevocable power of attorney with full right, power, and authority to take all actions necessary to dismiss or discharge any Claim and (vii) he will not encourage any person or entity, including, without limitation, any current or former employee, officer, director, or stockholder of the Company, to institute any Claim against the Company Entities or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order or subpoena he will not aid or assist any such person or entity in prosecuting such Claim. Notwithstanding the above, the Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that he disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

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4.          Restrictive Covenants. The Executive acknowledges and agrees the terms of the Intellectual Property and Confidentiality Agreement, by and between Executive and GSE Lining Technology, Inc., or any of its divisions, subsidiaries or affiliates (together, “GSE”), dated August 22, 2011 (“Confidentiality Agreement”) are hereby incorporated herein by reference and made a part hereof as if fully set forth herein and those sections shall survive Executive’s termination of employment and/or service to the extent provided therein. Executive agrees to comply with all obligations under the Confidentiality Agreement as if Executive were an employee of the Company or GSE through the end of the Service Period. Notwithstanding the foregoing, the Company and/or GSE shall have no further obligations to Executive under the Confidentiality Agreement following the Effective Date.

5.          Continued Employee Services.

(a)          Employee Services. Following the Effective Date until the earlier of (x) two (2) months after the Company’s appointment of a new Chief Financial Officer, or (y) December 31, 2012 (such earlier date, the “Service Termination Date” and such period, the “Service Period”), the Executive shall continue to provide services in the capacity as an employee of the Company. For purposes of this Agreement, the services shall mean (i) Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the continuing performance of Executive’s duties, responsibilities and functions associated with being the Executive Vice President and Chief Financial Officer of the Company, (ii) assisting, as requested, the Company Group to transition the Executive’s former duties and responsibilities to a new Chief Financial Officer or to other employees, (iii) assisting, as requested, the Company with respect to litigation involving the Company Group, arbitration, or regulatory or administrative matters, and (iv) performing such other duties reasonably requested by the Company. The Executive shall make himself available to devote up to 40 hours of service per week during the Service Period prior to the Service Termination Date. All reasonable business and travel expense incurred during the Service Period by the employee will be reimbursed by the Company according to the Company’s travel policies.

(b)          Compensation. Subject to Executive’s compliance with the terms and conditions of this Agreement, during the Service Period, the Company shall pay the Executive an annualized base salary $280,000, payable in accordance with the regular payroll practices of the Company. Further, the Executive shall be paid all accrued but unpaid vacation and sick leave not later than thirty (30) days following the Service Termination Date. Payment of the accrued sick leave and vacation shall not be subject to the Executive’s execution of any supplemental release.

(c)          2012 Bonus. Subject to Executive’s compliance with the terms and conditions of this Agreement, Executive remains eligible to receive a management bonus at plan equal to 40% of Base Salary (up to 60% of Base Salary) for Executive’s services to the Company for the 2012 calendar year (the “2012 Bonus”) that will be earned in accordance with successful achievement of Company and personal goals pursuant to the terms of the Company’s existing management bonus plan, which shall be payable at the time bonuses are payable to other senior executives of the Company.

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(d)          Benefits. Subject to Executive’s compliance with the terms and conditions of this Agreement, during the Service Period, the Executive shall, in accordance with the terms of the applicable plan documents, be eligible to participate in the Company’s standard employee health and welfare and ERISA retirement benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees. Except as provided herein, following the Service Termination Date, Executive shall be entitled for health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for Executive and his dependants at Executive’s own cost.

6.          Post-Employment Consultant Services.

(a)          Consulting Services. Following the Service Termination Date and until December 31, 2013 (such date, the “Consulting Termination Date” and such period, the “Consulting Period”), the Executive shall continue to provide services in the capacity as a consultant of the Company. For purposes of this Agreement, the services shall mean (i) assisting, as requested, the Company Group to transition the Executive’s former duties and responsibilities to a new Chief Financial Officer or to other employees, (ii) assisting, as requested, the Company with respect to litigation involving the Company Group, arbitration, or regulatory or administrative matters and (iii) performing such other duties reasonably requested by the Chief Executive Officer or Chief Financial Officer of the Company. The Executive shall make himself available to provide services during the Consulting Period. The Executive may perform the services at such times and in such manner as reasonably requested by the Company from time to time; provided that, to the extent that the Company does not require the Executive to perform the services from a specific location, the Executive may perform the services at a location of the Executive’s choice so long as the Executive is available to report by telephone or in person as reasonably requested by the Company. All reasonable business and travel expense incurred during the Consulting Period by the employee will be reimbursed by the Company according to the Company’s travel policies.

(b)          Compensation. Subject to Executive’s compliance with the terms and conditions of this Agreement, during the Consulting Period, the Company shall pay the Executive an annualized consulting fee of $280,000, payable in equal semi-monthly installments.

(c)          Benefits. Subject to Executive’s compliance with the terms and conditions of this Agreement, during the Consulting Period, the Executive shall, in accordance with the terms of the applicable plan documents, be eligible to participate in the Company’s standard employee health and welfare and ERISA retirement benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees. Following the Consulting Termination Date, Executive shall be entitled for health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for Executive and his dependants at Executive’s own cost.

(d)          Supplemental Release. As a condition to receiving the amounts and benefits in Sections 6(b) and 6(c) hereof during the Consulting Period, the Executive shall also sign and deliver to the Company a supplemental release of claims (the “Supplemental Release”) in the form attached hereto as Exhibit A, within twenty-one (21) days after the Service Termination Date and not revoke the same within the time period provided therein. If the Executive does not sign the Supplemental Releases or if the Executive revokes it, the Executive shall not be entitled to such amounts and benefits specified in Sections 6(b) and 6(c) hereof.

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7.          No Assignments; Binding Effect. Except as provided in this Section 7, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operations and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate, in the event of the Executive’s death), and their respective permitted successors and assigns.

8.          Governing Law; Waiver of Jury Trial. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the choice of law principles thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Texas for the United States District Court for the Southern District of Texas and in the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by or service with the Company Group, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the United States District Court for the Southern District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by or service with the Company Group, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address for notices, as set forth in Section 11 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

9.          Entire Agreement. The Executive understands that this Agreement constitutes the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Company Group, including, without limitation, except as otherwise provided herein, (a) the Employment Offer Letter, by and between Executive and GSE Lining Technology, LLC, dated August 4, 2011, (b) the Sale Bonus Letter, by and between the Executive and GEO Holding Corp., dated August 4, 2011, as amended December 2, 2011, and (c) the Change in Control Agreement, by and between Executive and GSE Lining Technology, LLC, dated August 4, 2011. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive after the Effective Date of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement and the Indemnification Agreement shall continue in full force and effect in accordance with their terms.

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10.         Equity. All unvested Company stock options and restricted stock held by Executive shall be fully vested and exercisable as of the Service Termination Date and treated in accordance with its terms, with the Service Termination Date being treated as the date of a termination without cause.

11.         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after sent by reputable overnight express courier (charges prepaid). Such notices, demands and other communications shall be addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Mark C. Arnold, Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

12.         Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.

13.         Tax Matters. The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.         Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days and any changes made since Executive’s receipt of this Agreement are not material or were made at Executive’s request and will not restart the required 21-day period; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with the Executive’s independent legal counsel, or has had a reasonable opportunity to do so; and (d) has had answered to the Executive’s satisfaction by the Executive’s independent legal counsel all questions that the Executive has asked with regard to the meaning and significance of any of the provisions of this Agreement.

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15.         Time to Consider; Effectiveness. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company, but agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Human Resources department within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Human Resources department by no later than 5:00 p.m. on the seventh (7th) day after the date that the Executive signs this Agreement. This Agreement shall be effective on the eighth (8th) day after the Executive signs this Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement, including, but not limited to, the obligation of the Company to provide the payments and other benefits referred to herein, shall be deemed automatically null and void.

16.         Third Party Beneficiaries. The Company Entities are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.

17.         Legal Fees. The Company agrees to reimburse Executive upon receipt of the bill of expenses for Executive's legal fees incurred in connection with the review and negotiation of this Agreement, not to exceed $2,500.

18.         Counterpart Agreements. This Agreement may be signed in counterparts and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

GSE HOLDING INC. AND ITS SUBSIDIARIES

By:	/s/ Mark C. Arnold	Dated: September 27, 2012

Name: Mark C. Arnold, President & CEO

EXECUTIVE

/s/ William F. Lacey		Dated: September 27, 2012
William F. Lacey

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EXHIBIT A

[Supplemental Release]

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SUPPLEMENTAL RELEASE

I, William F. Lacey, in consideration of and subject to the performance by GSE Holding, Inc., (together with its parent companies and subsidiaries, the “Company”), of its obligations under Sections 6(b) and 6(c) of the Consulting and Transition Agreement, dated ________, 2012 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “Supplemental Release”). The Released Parties are intended third-party beneficiaries of this Supplemental Release, and this Supplemental Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.          I understand that, other than any accrued benefits, the payments or benefits paid or granted to me under Sections 6(b) and 6(c) of the Agreement represent, in part, consideration for signing this Supplemental Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Sections 6(b) and 6(c) of the Agreement, unless I execute this Supplemental Release and do not revoke this Supplemental Release within the time period permitted hereafter or breach this Supplemental Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.          Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Supplemental Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this Supplemental Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this Supplemental Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Supplemental Release.

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3.          I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.          I agree that this Supplemental Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Supplemental Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). In addition, nothing in this Agreement shall be a waiver of: (x) claims that may arise after the date on which the Executive signs this Supplemental Release, (including the right to enforce the terms of the Agreement or this Supplemental Release,) (y) any insurance and/or indemnity rights the Executive may be entitled to by law or under the by-laws or charter of any member of the Company Group and any rights Executive may be entitled to pursuant to the Indemnification Agreement, dated December 14, 2011, by and between Executive and the Company (the "Indemnification Agreement"), which agreement shall continue in full force and effect notwithstanding any provision of this Agreement to the contrary, and (z) claims that cannot be waived under law.

5.          I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief, except for (x) claims that may arise after the date on which the Executive signs this Supplemental Release, (including the right to enforce the terms of the Agreement or this Supplemental Release,) and (y) any rights under the Indemnification Agreement. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

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6.          In signing this Supplemental Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Supplemental Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Supplemental Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Supplemental Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this Supplemental Release.

7.          I agree that neither this Supplemental Release, nor the furnishing of the consideration for this Supplemental Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.          I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this Supplement Release. I also agree that if I violate this Supplemental Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.          I agree that this Supplemental Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this Supplemental Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.         Any non-disclosure provision in this Supplemental Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Supplemental Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.         I hereby acknowledge that Section 4 of the Agreement shall survive my execution of this Supplemental Release.

12.         I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this Supplemental Release, may have materially affected this Supplemental Release and my decision to enter into it.

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13.         Notwithstanding anything in this Supplemental Release to the contrary, this Supplemental Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.         Whenever possible, each provision of this Supplemental Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Supplemental Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Supplemental Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Supplemental Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

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BY SIGNING THIS SUPPLEMENTAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS SUPPLEMENTAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS SUPPLEMENTAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

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